Exhibit 4.35

Dated 18 August 2011

The Commissioners of Her Majesty’s Treasury

The Royal Bank of Scotland plc

and

The Royal Bank of Scotland Group plc

SIXTH SUPPLEMENTAL AGREEMENT
relating to The Royal Bank of Scotland plc’s
participation in the UK Asset Protection Scheme

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(MJXT/GBC)
506975378

CONTENTS

1	INTERPRETATION	3

2	AMENDMENT	4

3	REPRESENTATIONS AND WARRANTIES	6

4	CONDITIONS PRECEDENT	10

5	COSTS AND EXPENSES	11

6	COUNTERPARTS	11

SCHEDULE 1 (New definitions to be inserted into clause 1 of the Accession Agreement)		12

SCHEDULE 2 (New clauses 12.7 to 12.20 of the Accession Agreement)		15

SCHEDULE 3 (New clauses 12.21 and 12.22 of the Accession Agreement)		23

SCHEDULE 4 (Additions to schedule 4 to the Accession Agreement)		24

DATE: 18 August 2011

PARTIES:

1.	The Commissioners of Her Majesty’s Treasury of 1 Horse Guards Road, London SW1A 2HQ (the “Treasury”);

2.
The Royal Bank of Scotland plc, a public limited company incorporated in Scotland with registered number SC090312, whose registered office is at 36 St Andrew Square, Edinburgh, Midlothian EH2 2YB (the “Participant”); and

3.
The Royal Bank of Scotland Group plc, a public limited company incorporated in Scotland with registered number SC045551, whose registered office is at 36 St Andrew Square, Edinburgh, Midlothian EH2 2YB (the “Initial Parent”).

BACKGROUND:

A.	On 19 January 2009, Her Majesty’s Government of the United Kingdom announced its intention to offer the UK Asset Protection Scheme (the “Scheme”).

B.
On 26 November 2009, the Participant agreed to participate in the Scheme pursuant to an accession agreement (the “Accession Agreement”) made between the Treasury, the Participant and the Initial Parent.

C.
On 27 August 2010, 20 December 2010, 10 February 2011, 30 June 2011 and 22 July 2011, the parties to this Agreement (the “Parties”) agreed to amend certain terms of the Accession Agreement and the terms and conditions of the Scheme (as such terms and conditions apply to the Participant) and the Participant agreed to enter into certain supplemental obligations pursuant to supplemental agreements between the Parties.

D.
The Parties have agreed further to amend the Accession Agreement and the terms and conditions of the Scheme (as such terms and conditions apply to the Participant) and the Participant has agreed to enter into certain supplemental obligations as further detailed in this Agreement.

IT IS AGREED:

1.	INTERPRETATION

1.1	In this Agreement:

(A)	“Account Based Overdraft” has the meaning given to it in Schedule 1;

(B)	“Conditions Precedent” has the meaning given to it in Clause 4.1;

(C)	“Effective Date” means the date the Treasury notifies the Participant in writing of it being satisfied that the Conditions Precedent have been fulfilled (or waived) in accordance with Clause 4.2;

(D)	“Loss Credit” has the meaning given to it in Schedule 3;

(E)	“Participant Entities” means the Participant and the Initial Parent;

(F)
“Revised Agreed Model” means the spreadsheet in the form of a password-protected file, representing a revised Agreed Model, placed into the eRoom (being the web-based repository that provides protection and access control for data transferred electronically between the Agency and the Participant, to which the Agency has given staff of the Participant nominated by the Participant access via user IDs and passwords) at 11:39 a.m. on 11 August 2011; and

(G)
“Side Letter” means the letter dated 31 January 2011 from the Agency to the Participant and the Initial Parent entitled “Reporting issues relating to Post-Accession Data, Quarterly Statements and Quarterly Statement Data”.

1.2
Capitalised terms used but not defined in this Agreement shall have the respective meanings given to them in the Accession Agreement (including on the basis set out in clause 1.1(B) of the Accession Agreement).

1.3	Condition 57 shall apply to this Agreement mutatis mutandis except that in this Agreement references to Clauses and Schedules are references to clauses of, and schedules to, this Agreement.

1.4	The Schedules form part of this Agreement.

1.5	This Agreement is hereby designated a Scheme Document.

2.	AMENDMENT

Accession Agreement

2.1	The Accession Agreement shall be amended with effect from and including the Effective Date by:

(A)	the insertion (in alphabetical order) of new definitions into clause 1.1(A) of the Accession Agreement, as set out in Schedule 1;

(B)
the insertion of the words “and provided further that this definition shall also not apply in (i) the definitions of Overdraft Recovery Calculation Date and Overdraft Write-Off Amount, (ii) Clauses 12.8 to 12.20 and (iii) the Overdrafts Supplemental Agreement” immediately after the words “the Simplification Supplemental Agreement” in the definition of “write-off” in clause 1.1(A) of the Accession Agreement;

(C)	the insertion of new clauses 12.7 to 12.20 into the Accession Agreement immediately after clause 12.6 thereof, as set out in Schedule 2;

(D)	the insertion of new clauses 12.21 and 12.22 into the Accession Agreement immediately after clause 12.20 thereof, as set out in Schedule 3;

(E)	the addition of new rows to the table set out in schedule 4 to the Accession Agreement, as set out in Schedule 4;

(F)	the addition of two new Realisation Types to Annex 1 to the QS Data Field Rules, as follows:

"Overdraft three years expired"

"Overdraft account closed"; and

(G)	the insertion of a new rule 38.2 into QS Data Field Rules immediately after rule 38.1 thereof, as follows:

"38.2
If Clause 12.14 applies, this field must be completed with "Overdraft three years expired".  If Clause 12.15 applies, this field must be completed with "Overdraft account closed".  Rule 38.1 above shall be subject to this rule 38.2."

2.2
The provisions of such new clauses 12.7 to 12.22 of the Accession Agreement, including the definitions used therein, vary the Conditions and shall, for the purpose of construing references in the Scheme Documents to the Conditions, be deemed to form part of the Conditions.  References in this Clause 2.2 to the Conditions are to the Conditions as they apply in respect of the Participant and references in such new clauses 12.7 to 12.22 of the Accession Agreement to variations and amendments to the Conditions shall be construed accordingly.

2.3	The Accession Agreement shall, save as expressly provided in this Agreement, continue in full force and effect.

2.4	The Parties acknowledge and agree that this Agreement shall constitute the performance and discharge of their respective obligations under clause 8.5(E) of the Accession Agreement.

Loss Credits

2.5
The Participant Entities acknowledge and the Parties agree that all the loss credits (including where they were referred to as “Other Amounts”) granted by the Agency (on behalf of the Treasury) to the Participant before the date of this Agreement were accepted and agreed by the Participant and shall, with effect from and including the Effective Date, be treated as Loss Credits (and not as Other Amounts) in respect of the Quarters for which they were granted.

Agreed Model

2.6
The Parties agree that, with effect from and including the Effective Date, the current Agreed Model shall be replaced with the Revised Agreed Model so that all references in the Scheme Documents to the Agreed Model are deemed to be references to the Revised Agreed Model.

3.	REPRESENTATIONS AND WARRANTIES

General

3.1	Each Participant Entity represents and warrants to the Treasury on the date of this Agreement and on the Effective Date as follows:

(A)	it is a company with limited liability, duly incorporated and validly existing under the law of its jurisdiction of incorporation;

(B)	it has the power to own its assets and carry on its business as it is being conducted;

(C)
the obligations expressed to be assumed by it in this Agreement and the Side Letter are legal, valid, binding and enforceable obligations, subject to any general principles of law limiting such obligations;

(D)
it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the Side Letter and the transactions contemplated by this Agreement and the Side Letter;

(E)
the entry into and performance by it of this Agreement and the Side Letter and the transactions contemplated by this Agreement and the Side Letter do not conflict with (i) any Applicable Law or (ii) the constitutional documents of any member of the Participant’s Group; and

(F)	(i)
all Authorisations that are (singly or in the aggregate) material in the context of this Agreement and the Side Letter and are required (a) to enable it lawfully to enter into, and exercise its rights and comply with its obligations pursuant to, this Agreement and the Side Letter and (b) to make this Agreement and the Side Letter admissible in evidence in its jurisdiction of incorporation; and

(ii)	all material Authorisations required to enable it lawfully to carry on its business,

have been obtained or effected and are in full force and effect and, so far as it (acting reasonably and having made all due and reasonable enquiries) is aware, there are no circumstances which might reasonably be expected to lead to any of such Authorisations being revoked, suspended, varied or refused renewal to an extent which would be, or would be reasonably likely to be, (singly or in the aggregate) material in the context of this Agreement and the Side Letter.

3.2	The Participant represents and warrants to the Treasury on the date of this Agreement and on the Effective Date as follows:

(A)
no member of the Participant’s Group has, during the period from and including 1 January 2009, treated (for the purposes of the Relevant Records, in recording and calculating individual asset level write-offs and in performing account closures) assets and exposures comprising Account Based Overdrafts (together with the accounts to which they relate) which form part of Covered Assets (or Non-Cash Realisations) differently from assets and exposures comprising Account Based Overdrafts (together with the accounts to which they relate) which do not form part of Covered Assets (or Non-Cash Realisations) by reason of the former’s status as forming part of Covered Assets (or Non-Cash Realisations, as the case may be), which status shall not be a relevant consideration in determining such treatment;

(B)
each member of the Participant's Group has, during the period from and including 1 January 2009, in respect of assets and exposures comprising Account Based Overdrafts (together with the accounts to which they relate) which form part of Covered Assets (or Non-Cash Realisations):

(i)	(for the purposes of the Relevant Records) recorded and calculated individual asset level write-offs:

(a)	in accordance with the ordinary business practices from time to time of the relevant business within the Participant's Group (consistently applied); and

(b)	in accordance with the accounting policies from time to time of the Participant’s Group (consistently applied); and

(ii)	performed account closures in accordance with the ordinary business practices from time to time of the relevant business within the Participant’s Group (consistently applied);

(C)
the ordinary business practices of the Participant's Group have at all times during the period from and including 1 January 2009 and in respect of assets and exposures comprising Account Based Overdrafts (together with the accounts to which they relate) which form part of Covered Assets (or Non-Cash Realisations) been (except to an extent that is not material in the context of aggregate Losses net of aggregate Recoveries):

(i)	to suspend the debiting of fees, interest and charges:

(a)	(in the case of retail assets and exposures) on or before the applicable assets and exposures are transferred to a recoveries department; and

(b)
(in the case of non-retail assets and exposures) on or before the applicable assets and exposures or any applicable customer, or other Obligor or counterparty, is considered by the relevant member of the Participant's Group to be in default or impaired, for which purpose the applicable assets and exposures are deemed to be in default or impaired if any one or more of the following occurs:

(1)	any applicable customer, or other Obligor or counterparty, is in significant financial difficulties;

(2)
the relevant member of the Participant's Group, for economic or legal reasons relating to any applicable customer's, or other Obligor's or counterparty's, financial difficulties, makes a concession to such customer, Obligor or counterparty which it would not have made but for such economic or legal reasons relating to such customer's, Obligor's or counterparty's financial difficulties; and

(3)
any event which is (or would, if such assets and exposures were a Covered Asset, be) a Bankruptcy event in respect of such assets and exposures under paragraphs (A) or (C) of Condition 5.16 mutatis mutandis;

(ii)
(in the case of retail assets and exposures) to transfer the applicable assets and exposures to a recoveries department before the occurrence of a Trigger in respect of the Covered Asset of which such assets and exposures form part (or the Covered Asset to which the Non-Cash Realisation of which such assets and exposures form part relates, as the case may be); and

(iii)
(in the case of non-retail assets and exposures) for the relevant member of the Participant’s Group to consider the applicable assets and exposures or an applicable customer, or other Obligor or counterparty, to be in default or impaired (including where this is the case as a result of the occurrence of any one or more of the events referred to in sub-paragraphs (1) to (3) of sub-paragraph (i)(b) above) on or very soon after the occurrence of a Trigger in respect of the Covered Asset of which such assets and exposures form part (or the Covered Asset to which the Non-Cash Realisation of which such assets and exposures form part relates, as the case may be);

(D)
the ordinary business practices of businesses within the Participant's Group have at all times during the period from and including 1 January 2009 and in respect of assets and exposures comprising Account Based Overdrafts (together with the accounts to which they relate) which form part of Covered Assets (or Non-Cash Realisations) been (except to an extent that is not material in the context of aggregate Losses net of aggregate Recoveries):

(i)	not to write off all or any part of the debit balance of the account to which the Account Based Overdraft relates unless (and then only to the extent):

(a)	the relevant member of the Participant’s Group agrees with the applicable customer, or other Obligor or counterparty, to reduce such debit balance; or

(b)	the relevant member of the Participant’s Group considers there to be no reasonable prospect of any further recovery in respect of such debit balance;

(ii)	to apply Cash Realisations with respect to, resulting from or arising out of such assets and exposures to the debit balance of the account to which the relevant Account Based Overdraft relates; and

(iii)
not to close the account and write off in full the remaining debit balance of such account if there are any subsisting Realisations which are Realisations by reason of such assets and exposures forming part of the Covered Asset or Non-Cash Realisation (as the case may be), comprising rights of set-off or netting, or rights to any other process or arrangement (including counterclaim) having a substantially similar effect; and

(E)
the effect of the ordinary business practices referred to in paragraph (D) above is that, in respect of assets and exposures comprising Account Based Overdrafts (together with the accounts to which they relate) which form part of Covered Assets (or Non-Cash Realisations), the aggregate amount of the debit balances of the accounts to which such Account Based Overdrafts relate written-off in the circumstances referred to in sub-paragraph (D)(i)(b) above reflects all prospective Cash Realisations expected by any relevant member of the Participant's Group (acting in good faith and based on reasonable criteria) with respect to, resulting from or arising out of such assets and exposures (except to an extent that is not material in the context of aggregate Losses net of aggregate Recoveries).

3.3	The representations and warranties set out in Clause 3.2 shall be deemed to:

(A)	be Representations (as defined in the Conditions) for the purpose only of construing the reference to Representations in Condition 33.1(C); and

(B)
form part of the Asset Management Conditions (as defined in the Conditions) for the purposes only of construing the references to the Asset Management Conditions in Conditions 15.2(P), 19.1(F), 20.5 and 32.3(C).

4.	CONDITIONS PRECEDENT

4.1
It shall be a condition precedent to the effectiveness of Clause 2.1 that the conditions set out in Clause 4.4 (the “Conditions Precedent”) shall have been fulfilled to the satisfaction of the Treasury (or waived in its sole discretion).

4.2
The Treasury shall, as soon as reasonably practicable, notify the Participant upon it being satisfied that the Conditions Precedent have been fulfilled (or waived).  Such notification shall be conclusive evidence of fulfilment (or waiver) of the Conditions Precedent but shall not otherwise constitute any waiver, agreement or consent.

4.3
If any of the Conditions Precedent shall not have been fulfilled (or waived) on or before the date that is five Business Days (or such other period as may be agreed in writing between the Parties) after the date of this Agreement, this Agreement shall terminate with immediate effect.  The Parties acknowledge and agree that if this Agreement is terminated pursuant to this Clause 4.3, the amendments and variations referred to in Clause 2.1 shall not take effect.

4.4	The Conditions Precedent are as follows:

(A)	the receipt by the Treasury of:

(i)	(a)	a copy of a resolution of the board of directors of the Participant which approves and authorises the Participant to execute, and perform its obligations under, this Agreement and the Side Letter; or

(b)	a copy of an alternative corporate authority of the Participant; and

(ii)
a certificate of a director, the secretary, the deputy secretary / head of group secretariat, the senior assistant secretary or the assistant secretary of the Participant certifying that, so far as he or she is aware having made all due and reasonable enquiries, the copy document referred to in, and delivered to the Treasury pursuant to, sub-paragraph (i)(a) above or (i)(b) above (as the case may be) is a true, complete and accurate copy of the original and in full force and effect, in each case in form and substance satisfactory to the Treasury; and

(B)	the receipt by the Treasury of:

(i)	(a)	a copy of a resolution of the board of directors of the Initial Parent which approves and authorises the Initial Parent to execute, and perform its obligations under, this Agreement and the Side Letter; or

(b)	a copy of an alternative corporate authority of the Initial Parent; and

(ii)
a certificate of a director, the secretary, the deputy secretary / head of group secretariat, the senior assistant secretary or the assistant secretary of the Initial Parent certifying that, so far as he or she is aware having made all due and reasonable enquiries, the copy document referred to in, and delivered to the Treasury pursuant to, sub-paragraph (i)(a) above or (i)(b) above (as the case may be) is a true, complete and accurate copy of the original and in full force and effect, in each case in form and substance satisfactory to the Treasury.

5.	COSTS AND EXPENSES

5.1
The Participant acknowledges and agrees for the purpose of Condition 9.10 that the costs and expenses incurred by the Treasury, the Treasury Solicitor and any other Government Entity arising out of or in connection with the negotiation, preparation, execution and carrying into effect of this Agreement are Management and Administration Costs.

5.2	In this Clause 5, “costs and expenses” shall have the meaning given to it in Condition 9.2.

6.	COUNTERPARTS

Clause 23 of the Accession Agreement shall apply to this Agreement mutatis mutandis.

SCHEDULE 1

(New definitions to be inserted into clause 1 of the Accession Agreement)

“Account Based Overdraft” means an Overdraft which is made available in respect of a money transmission account or current account, provided that, for the purpose of any reference to an Account Based Overdraft which is not, and does not form part of, a Covered Asset (including where it is, or forms part of, a Non-Cash Realisation but is not, and does not form part of, a Covered Asset), the definition of Overdraft in Condition 6.8(D) shall be deemed to be replaced with the following: an "Overdraft" means an overdraft or other similar indebtedness (or a facility, to the extent an overdraft or other similar indebtedness may be incurred pursuant to that facility) which any member of the Participant's Group (or, in the case of such an overdraft, other similar indebtedness or facility which is the subject of a Permitted Arrangement, a relevant Applicable Entity) is entitled at any time (whether on demand or on notice but without the need for any contractual event of default, termination event or specified repayment or prepayment requirement to have arisen) to terminate or require to be repaid in full or fully cash collateralised, provided that (for the avoidance of doubt) a Revolving Facility is not an Overdraft;

“Non-overdraft Proportion” means, in respect of a Triggered Asset, a proportion determined as follows:

(A – B) / A

where:

A	is the Outstanding Amount, on the Trigger Date (or, if later, on 31 December 2008) of that Triggered Asset

B
is the sum of the Outstanding Amounts, on the Trigger Date (or, if later, on 31 December 2008), of all the Account Based Overdrafts which form part of that Triggered Asset on the Trigger Date (or, if later, on 31 December 2008)

For the purpose of this definition, the Outstanding Amount of an Account Based Overdraft which forms part only of a Triggered Asset shall be determined, mutatis mutandis, as if such Account Based Overdraft were a Triggered Asset;

“Overdraft Loss Amount” means, in respect of an Account Based Overdraft which was, or formed part of, a Triggered Asset on the Trigger Date (or, if later, on 31 December 2008), an amount determined as follows:

L * (A/B)

where:

L	is an amount equal to the lesser of:

(i)	the Outstanding Amount on the Trigger Date (or, if later, on 31 December 2008) of such Triggered Asset; and

(ii)	the Covered Amount on the Initial Event Date (or, if later, on 31 December 2008) of such Triggered Asset,

converted, if necessary, into the currency in which such Account Based Overdraft is denominated at the inverse of the rate used pursuant to Condition 6.30 to convert such currency into the Covered Amount Currency of that Triggered Asset for the purpose of calculating the Outstanding Amount, on the Trigger Date (or, if later, on 31 December 2008), of such Account Based Overdraft

A	is the Outstanding Amount, on the Trigger Date (or, if later, on 31 December 2008), of that Account Based Overdraft

B	is the Outstanding Amount, on the Trigger Date (or, if later, on 31 December 2008), of that Triggered Asset

For the purpose of this definition, the Outstanding Amount of an Account Based Overdraft which forms part only of a Triggered Asset shall be determined, mutatis mutandis, as if such Account Based Overdraft were a Triggered Asset;

“Overdraft Recovery Calculation Date” means, in respect of an Account Based Overdraft which was, or formed part of, a Triggered Asset on the Trigger Date (or, if later on 31 December 2008), the date that is the earlier of:

(A)	the later of the third anniversary of the Trigger Date for such Triggered Asset and 31 December 2011; and

(B)	the first date on which:

(i)	the account to which such Account Based Overdraft relates is or has been closed; and

(ii)	the remaining debit balance (if any) of such account is or has been written-off in full at an individual asset level in the Relevant Records,

in each case in accordance with the ordinary business practices from time to time of the relevant business within the Participant’s Group (consistently applied) and in the case of sub-paragraph (ii) above in accordance with the accounting policies from time to time of the Participant’s Group (consistently applied);

“Overdraft Supplemental Agreement” means the supplemental agreement dated on or around 17 August 2011 and made between the parties to this Agreement, pursuant to which, in connection with the performance and discharge by the parties to this Agreement of their respective obligations under Clause 8.5(E), such parties agreed to amend certain terms of this Agreement and the Conditions (as such Conditions apply to the Participant) and the Participant agreed to enter into certain supplemental obligations;

“Overdraft Write-Off Amount” means, in respect of an Account Based Overdraft which was, or formed part of, a Triggered Asset on the Trigger Date (or, if later, on 31 December 2008), an amount determined as follows:

W * (A/B)

where:

W	is the aggregate of the debit balances of the account to which such Account Based Overdraft relates:

(i)
which have been written off at any time during the period from and including the day after the Trigger Date for such Triggered Asset (or, if later, 31 December 2008) to and including the Overdraft Recovery Calculation Date for such Account Based Overdraft; and

(ii)	in respect of which the applicable write-off has not been reversed as at such Overdraft Recovery Calculation Date

A	is an amount equal to the lesser of:

(i)	the Covered Amount on the Initial Event Date (or, if later, on 31 December 2008) of such Triggered Asset; and

(ii)	the Outstanding Amount on the Trigger Date (or, if later, on 31 December 2008) of such Triggered Asset

B	is the Outstanding Amount on the Trigger Date (or, if later, on 31 December 2008) of such Triggered Asset

For the purpose of this definition, “written off” means written off at an individual asset level in the Relevant Records:

(A)	in accordance with the ordinary business practices from time to time of the relevant business within the Participant’s Group (consistently applied); and

(B)	in accordance with the accounting policies from time to time of the Participant’s Group (consistently applied);

SCHEDULE 2

(New clauses 12.7 to 12.20 of the Accession Agreement)

12.7	Clauses 12.8 to 12.20 shall not apply to a Covered Asset which is an AV Asset.

Amendments to the Scheme Principles in relation to Account Based Overdrafts

12.8	The Scheme Principles shall be amended by:

(A)	the insertion of a new Scheme Principle (A2) immediately after Scheme Principle (A1), as follows:

(A2)
Covered assets which are not AV assets and are, or to the extent they include, an overdraft or other similar indebtedness (or a facility, to the extent an overdraft or other similar indebtedness may be incurred pursuant to that facility) made available in respect of a money transmission account or current account (an "account based overdraft") on or after the trigger date (as described in Scheme Principle (H)) or, if later, 31 December 2008 and covered assets which are not AV assets and in respect of which a non-cash recovery (as described in Scheme Principle (M)) arising after the trigger date or, if later, 31 December 2008 is an account based overdraft have become the subject of "account based overdraft rules" which are intended to simplify the application of the Scheme to account based overdrafts.  It is intended that, save as expressly provided in the account based overdraft rules, the application of the Scheme to such covered assets should be consistent with the application of the Scheme to the other covered assets.”;

(B)	the insertion of a new Scheme Principle (I6) immediately after Scheme Principle (I5), as follows:

"(I6)	There are specific account based overdraft rules for determining losses in respect of the covered assets referred to in Scheme Principle (A2)."; and

(C)	the insertion of a new Scheme Principle (M1) immediately after Scheme Principle (M), as follows:

"(M1)	There are specific account based overdraft rules for determining recoveries in respect of the covered assets referred to in Scheme Principle (A2).".

Preclusion of further Losses on Account Based Overdrafts

12.9	For the purposes of Conditions 6.22 and 6.24 to 6.26 and rule 20 of the Data Field Rules for the Post Accession Data Fields:

(A)	(subject to paragraph (C) below) including for the purpose of calculating the Covered Amount in respect of such Conditions and rule; and

(B)	(without prejudice to the generality of paragraph (A) above) including for the purpose of calculating the Actual Exposure in respect of such Conditions and rule; but

(C)	not for the purpose of calculating the Original Maximum Exposure and the Imputed Maximum Exposure in respect of such Conditions and rule,

an Account Based Overdraft which is or forms part of a Triggered Asset on the Trigger Date (or, if later, on 31 December 2008) shall, with effect from and including the day after the Trigger Date (or, if later, 31 December 2008), be deemed not to be or, as the case may be, form part of such Triggered Asset.  This Clause 12.9 varies Conditions 6.22, 6.24 to 6.26 and (in respect of Conditions 6.22 and 6.24 to 6.26) 6.8(A) and varies rule 20 of the Data Field Rules for the Post-Accession Data Fields.

Adjustments to the Original Maximum Exposure and the Imputed Maximum Exposure

12.10
For the purposes of Conditions 6.22 and 6.24 to 6.26 and rule 20 of the Data Field Rules for the Post-Accession Data Fields, in calculating the Covered Amount, on any day after the Trigger Date (or, if later, 31 December 2008), of a Covered Asset which is (or includes) an Account Based Overdraft on the Trigger Date (or, if later, on 31 December 2008), the Original Maximum Exposure and the Imputed Maximum Exposure shall be multiplied by the Non-overdraft Proportion.  This Clause 12.10 varies Conditions 6.22, 6.24 and 6.26 and (in respect of Conditions 6.22 and 6.24 to 6.26) paragraphs (B) and (C) of Condition 6.8 and varies rule 20 of the Data Field Rules of the Post-Accession Data Fields.

Preclusion of certain Realisations on Account Based Overdrafts

12.11
For the purpose of determining Realisations (except for the purposes of clause 3.2 of the Overdrafts Supplemental Agreement, Clause 12.16, Conditions 7.15, 7.22, 7.25, 7.26, 7.27, 7.28, 10.6, 10.8, 10.17, 10.18, 12.2, 13.2, 13.4, 14.3, 15.1, 15.2, 19.1 and 57.2 and the definition of "Management and Administration" in Condition 56.1), an Account Based Overdraft which is or forms part of a Triggered Asset on the Trigger Date (or, if later, on 31 December 2008) shall be deemed not to be or, as the case may be, form part of such Triggered Asset.  This Clause 12.11 does not apply to Realisations with respect to, resulting from or arising out of any Closely Related Hedge with respect to such Triggered Asset or any Related Junior Asset in respect of such Triggered Asset.  This Clause 12.11 varies Condition 7.8.

12.12
For the purpose of determining Cash Realisations (except for the purposes of clause 3.2 of the Overdrafts Supplemental Agreement, Clause 12.16, Conditions 7.22, 7.25, 7.26, 7.27, 7.28, 14.3, 15.1 and 19.1 and the definition of "Management and Administration" in Condition 56.1) having a Cash Realisation Date after the applicable Overdraft Recovery Calculation Date, an Account Based Overdraft which is or forms part of a Triggered Asset on the Trigger Date (or, if later, on 31 December 2008) shall be deemed not to be or, as the case may be, form part of such Triggered Asset.  This Clause 12.12 varies Condition 7.8.

12.13
Paragraphs (C) and, for the avoidance of doubt, (D) of Condition 7.26 shall not apply to any part of a Triggered Asset which is an Account Based Overdraft on the Trigger Date (or, if later, on 31 December 2008).  This Clause 12.13 varies Condition 7.26.

Deemed Recoveries on Account Based Overdrafts – not closed with any remaining balance written-off within three years

12.14
If the Overdraft Recovery Calculation Date for an Account Based Overdraft which was, or formed part of, a Triggered Asset on the Trigger Date (or, if later, on 31 December 2008) is the third anniversary of the Trigger Date for such Triggered Asset or, if later than such third anniversary, 31 December 2011 then there shall be deemed to be a Recovery in respect of such Triggered Asset on such Overdraft Recovery Calculation Date in an amount equal to the Sterling Equivalent (the Exchange Date being such Overdraft Recovery Calculation Date) of the Overdraft Loss Amount for such Account Based Overdraft.

Deemed Recoveries on Account Based Overdrafts –closed and any remaining balance written-off within three years

12.15	If:

(A)
the Overdraft Recovery Calculation Date for an Account Based Overdraft which was, or formed part of, a Triggered Asset on the Trigger Date (or, if later, on 31 December 2008) is before the third anniversary of the Trigger Date for such Triggered Asset or, if later than such third anniversary, 31 December 2011; and

(B)	on such Overdraft Recovery Calculation Date the Overdraft Loss Amount exceeds the Overdraft Write-Off Amount, in each case for such Account Based Overdraft,

then there shall be deemed to be a Recovery in respect of such Triggered Asset on such Overdraft Recovery Calculation Date in an amount equal to the Sterling Equivalent (the Exchange Date being such Overdraft Recovery Calculation Date) of such excess.

Retrospective effect of provisions relating to Account Based Overdrafts

12.16
Clauses 12.9 to 12.15 and Clause 12.20 shall have retrospective effect and such adjustments shall be made pursuant to and in accordance with Condition 8.7 as are required to give effect to such Clauses, provided that for the purposes only of the adjustments to amounts to be made pursuant to this Clause 12.16, Condition 8.7 shall be deemed to be amended by replacing the words “in the Quarterly Statement for a subsequent Quarter” with the words “in the Quarterly Statement and the corresponding Quarterly Statement Data for the Quarter during which the Effective Date (as defined in the Overdrafts Supplemental Agreement) falls”.

Undertakings relating to Account Based Overdrafts

12.17	The Participant undertakes to the Treasury as follows:

(A)
it shall not, and shall procure that each other member of the Participant’s Group will not, treat (for the purposes of the Relevant Records, in recording and calculating individual asset level write-offs and in performing account closures) assets and exposures comprising Account Based Overdrafts (together with the accounts to which they relate) which form part of Covered Assets (or Non-Cash Realisations) differently from assets and exposures comprising Account Based Overdrafts (together with the accounts to which they relate) which do not form part of Covered Assets (or Non-Cash Realisations) by reason of the former’s status as forming part of Covered Assets (or Non-Cash Realisations, as the case may be), which status shall not be a relevant consideration in determining such treatment;

(B)
it shall, and shall procure that each other member of the Participant’s Group will, in respect of assets and exposures comprising Account Based Overdrafts (together with the accounts to which they relate) which form part of Covered Assets (or Non-Cash Realisations):

(i)	(for the purposes of the Relevant Records) record and calculate individual asset level write-offs:

(a)	in accordance with the ordinary business practices from time to time of the relevant business within the Participant's Group (consistently applied); and

(b)	in accordance with the accounting policies from time to time of the Participant’s Group (consistently applied); and

(ii)	perform account closures in accordance with the ordinary business practices from time to time of the relevant business within the Participant’s Group (consistently applied);

(C)
it shall ensure that the ordinary business practices from time to time of the Participant's Group in respect of assets and exposures comprising Account Based Overdrafts (together with the accounts to which they relate) which form part of Covered Assets (or Non-Cash Realisations) are at all times (except to an extent that is not material in the context of aggregate Losses net of aggregate Recoveries):

(i)	to suspend the debiting of fees, interest and charges:

(a)	(in the case of retail assets and exposures) on or before the applicable assets and exposures are transferred to a recoveries department; and

(b)
(in the case of non-retail assets and exposures) on or before the applicable assets and exposures or any applicable customer, or other Obligor or counterparty, is considered by the relevant member of the Participant's Group to be in default or impaired, for which purpose the applicable assets and exposures are deemed to be in default or impaired if any one or more of the following occurs:

(1)	any applicable customer, or other Obligor or counterparty, is in significant financial difficulties;

(2)
the relevant member of the Participant's Group, for economic or legal reasons relating to any applicable customer's, or other Obligor's or counterparty's, financial difficulties, makes a concession to such customer, Obligor or counterparty which it would not have made but for such economic or legal reasons relating to such customer's, Obligor's or counterparty's financial difficulties; and

(3)
any event which is (or would, if such assets and exposures were a Covered Asset, be) a Bankruptcy event in respect of such assets and exposures under paragraphs (A) or (C) of Condition 5.16 mutatis mutandis;

(ii)
(in the case of retail assets and exposures) to transfer the applicable assets and exposures to a recoveries department before the occurrence of a Trigger in respect of the Covered Asset of which such assets and exposures form part (or the Covered Asset to which the Non-Cash Realisation of which such assets and exposures form part relates, as the case may be); and

(iii)
(in the case of non-retail assets and exposures) for the relevant member of the Participant’s Group to consider the applicable assets and exposures or an applicable customer, or other Obligor or counterparty, to be in default or impaired (including where this is the case as a result of the occurrence of any one or more of the events referred to in sub-paragraphs (1) to (3) of sub-paragraph (i)(b) above) on or very soon after the occurrence of a Trigger in respect of the Covered Asset of which such assets and exposures form part (or the Covered Asset to which the Non-Cash Realisation of which such assets and exposures form part relates, as the case may be);

(D)
it shall ensure that the ordinary business practices from time to time of businesses within the Participant's Group in respect of assets and exposures comprising Account Based Overdrafts (together with the accounts to which they relate) which form part of Covered Assets (or Non-Cash Realisations) are at all times (except to an extent that is not material in the context of aggregate Losses net of aggregate Recoveries):

(i)	not to write off all or any part of the debit balance of the account to which the Account Based Overdraft relates unless (and then only to the extent):

(a)	the relevant member of the Participant’s Group agrees with the applicable customer, or other Obligor or counterparty, to reduce such debit balance; or

(b)	the relevant member of the Participant’s Group considers there to be no reasonable prospect of any further recovery in respect of such debit balance;

(ii)	to apply Cash Realisations with respect to, resulting from or arising out of such assets and exposures to the debit balance of the account to which the relevant Account Based Overdraft relates; and

(iii)
not to close the account and write off in full the remaining debit balance of such account if there are any subsisting Realisations which are Realisations by reason of such assets and exposures forming part of the Covered Asset or Non-Cash Realisation (as the case may be), comprising rights of set-off or netting, or rights to any other process or arrangement (including counterclaim) having a substantially similar effect; and

(E)
it shall ensure that the effect of the ordinary business practices referred to in paragraph (D) above is that, at all times in respect of assets and exposures comprising Account Based Overdrafts (together with the accounts to which they relate) which form part of Covered Assets (or Non-Cash Realisations), the aggregate amount of the debit balances of the accounts to which such Account Based Overdrafts relate written-off in the circumstances referred to in sub-paragraph (D)(i)(b) above reflects all prospective Cash Realisations expected by any relevant member of the Participant's Group (acting in good faith and based on reasonable criteria) with respect to, resulting from or arising out of such assets and exposures (except to an extent that is not material in the context of aggregate Losses net of aggregate Recoveries).

12.18
The undertakings set out in Clause 12.17 shall be deemed to form part of the Asset Management Conditions (as defined in the Conditions) for the purposes only of construing the references to the Asset Management Conditions in Conditions 15.2(P), 19.1(F), 20.5 and 32.3(C).

Breach of Specified Obligations relating to Account Based Overdrafts

12.19	A breach of the Specified Obligations referred to in paragraphs (A) to (E) of Clause 12.17 and paragraphs (A) to (E) of clause 3.2 of the Overdrafts Supplemental

Agreement shall (except, in the case of paragraphs (A) and (B) of Clause 12.17 and paragraphs (A) and (B) of clause 3.2 of the Overdrafts Supplemental Agreement, in so far as such paragraphs relate to the performance of account closures) be capable of remedy by means of making such adjustments pursuant to and in accordance with Condition 8.7 as are required to reflect the adjustment, recording or removal (as applicable) of the relevant individual asset level write-off with retrospective effect.  For the avoidance of doubt, this remedy does not require the Participant to in fact adjust, record or remove (as applicable) the relevant individual asset level write-off in the Relevant Records.

Satisfaction of obligations out of Account Based Overdrafts after the Trigger Date

12.20	Unless otherwise agreed between the Treasury and the Participant in writing, if and to the extent an Account Based Overdraft (or, where sub-paragraph (A)(ii) below applies, any rights thereunder):

(A)	(i)	is, or forms part of, a Triggered Asset on any day after the Trigger Date (or, if later, 31 December 2008); or

(ii)	is a Non-Cash Realisation, having a Non-Cash Realisation Date after the Trigger Date (or, if later, 31 December 2008), in respect of a Triggered Asset; and

(B)	was not, and did not form part of, such Triggered Asset on the Trigger Date (or, if later, on 31 December 2008),

then:

(a)
such Account Based Overdraft (including any rights thereunder) shall be deemed not to be or form part of, and shall be deemed not at any time to have been or formed part of, such Triggered Asset and shall be deemed not to be, and shall be deemed not at any time to have been, a Non-Cash Realisation in respect of such Triggered Asset, in each case:

(1)	for the purposes of determining Losses, and (subject to paragraph (b) below) Recoveries, in respect of such Triggered Asset; and

(2)	for the purposes of reporting Losses, and (subject to paragraph (b) below) Recoveries and Realisations, in respect of such Triggered Asset in Quarterly Statements and Quarterly Statement Data; and

(b)
there shall be a Cash Realisation in an amount equal to such part (if any) of the debit balance (if any) of the account to which such Account Based Overdraft relates as arises in satisfaction or discharge of obligations or liabilities (whether or not such obligations or liabilities are so satisfied or discharged in full), under such Triggered Asset and/or any Non-Cash Realisation in respect of such Triggered Asset, of any Counterparty, but only if and to the extent such satisfaction or discharge would not otherwise be treated under the Conditions as giving rise to a Cash Realisation in respect of such Triggered Asset (and this paragraph (b) shall be without prejudice to any such Cash Realisation as may arise under the Conditions).

The Cash Realisation Date for a Cash Realisation arising under paragraph (b) above shall be the date on which the debit balance (or the relevant part thereof) arises.  For the purpose only of paragraph (b) above, in determining whether, and the extent to which, the debit balance arises in satisfaction or discharge (in each case, whether in whole or in part) of the obligations or liabilities, under such Triggered Asset and/or any Non-Cash Realisation in respect of such Triggered Asset, of any Counterparty, it shall be deemed that no other Account Based Overdraft (or any rights thereunder) forms part of (or shall ever have formed part of, as the case may be) such Triggered Asset or any Non-Cash Realisation in respect of such Triggered Asset.  This Clause 12.20 varies Conditions 6 and 7.

SCHEDULE 3

(New clauses 12.21 and 12.22 of the Accession Agreement)

Other Amounts

12.21	The definition of Pending Treasury Payments set out in Condition 8.2 shall be amended by:

(A)	adding the words “sum of the” immediately after the words “plus the” therein; and

(B)	adding the words “and the Other Amount in respect of such Quarter as determined pursuant to Condition 8.3” immediately after the words “Condition 8.1” therein.

Loss Credits

12.22	Condition 8 shall be amended by:

(A)	adding the words “and Loss Credits”:

(i)	immediately after the words “share of Losses” in Condition 8.1;

(ii)	immediately after the words “all Losses” in the definition of Current Excess Losses in Condition 8.1; and

(iii)	immediately after the words “all Losses” in the definition of Previous Excess Losses in Condition 8.1;

(B)	adding the words “and Loss Credits” to the end of the heading to Condition 8.3;

(C)	adding the following words to the end of Condition 8.3:

""Loss Credit" means an adjusting amount (which may be positive or negative) agreed in writing between the Treasury and the Participant (each acting in its sole discretion) with specific reference to this Condition 8.3 and the term "Loss Credit".  Any such agreement shall designate the date upon which the applicable Loss Credit shall be deemed for the purpose of this Condition 8 to have occurred. "; and

(D)	adding the words “or Loss Credit” immediately after the words “any Other Amount” in Condition 8.19(iii).

SCHEDULE 4

(Additions to schedule 4 to the Accession Agreement)

Specified Obligation	Whether capable of being remedied
Paragraph (A) of Clause 12.17 – Not to treat Account Based Overdrafts which form part of Covered Assets (or Non-Cash Realisations) differently from Account Based Overdrafts which do not form part of Covered Assets (or Non-Cash Realisations)
Yes, except in so far as the representation and warranty relates to the performance of account closures No, in so far as the representation and warranty relates to the performance of account closures
Paragraph (B) of Clause 12.17 – To record and calculate individual asset level write-offs and perform account closures in a particular manner	Yes, except in so far as the representation and warranty relates to the performance of account closures No, in so far as the representation and warranty relates to the performance of account closures
Paragraph (C) of Clause 12.17 – To ensure the ordinary business practices of the Participant’s Group are (i) to suspend the debiting of fees, interest and charges, (ii) to transfer assets and exposures to a recoveries department and (iii) to consider assets and exposures, or a counterparty, to be in default or impaired, in each case in certain circumstances
Yes
Paragraph (D) of Clause 12.17 – To ensure there are specified ordinary business practices of businesses within the Participant’s Group in relation to (i) writing off debit balances in particular circumstances, (ii) the application of Cash Realisations to debit balances and (iii) closing accounts and writing off in full the remaining debit balances in particular circumstances.
Yes
Paragraph (E) of Clause 12.17 – To ensure a specified effect of the ordinary business practices of businesses within the Participant’s Group.	Yes

Specified Obligation	Whether capable of being remedied
Paragraph (A) of clause 3.2 of the Overdrafts Supplemental Agreement – Representation and warranty as to not treating assets and exposures comprising Account Based Overdrafts which form part of Covered Assets (or Non-Cash Realisations) differently from assets and exposures comprising Account Based Overdrafts which do not form part of Covered Assets (or Non-Cash Realisations)
Yes, except in so far as the undertaking relates to the performance of account closures No, in so far as the undertaking relates to the performance of account closures
Paragraph (B) of clause 3.2 of the Overdrafts Supplemental Agreement – Representation and warranty as to recording and calculating individual asset level write-offs and performing account closures in a particular manner
Yes, except in so far as the undertaking relates to the performance of account closures No, in so far as the undertaking relates to the performance of account closures
Paragraph (C) of clause 3.2 of the Overdrafts Supplemental Agreement – Representation and warranty as to the ordinary business practices of the Participant’s Group being (i) to suspend the debiting of fees, interest and charges, (ii) to transfer assets and exposures to a recoveries department and (iii) to consider assets and exposures, or a counterparty, to be in default or impaired, in each case in certain circumstances
Yes
Paragraph (D) of clause 3.2 of the Overdrafts Supplemental Agreement – Representation and warranty as to the ordinary business practices of businesses within the Participant’s Group in relation to (i) writing off debit balances in particular circumstances, (ii) the application of Cash Realisations to debit balances and (iii) closing accounts and writing off in full the remaining debit balances in particular circumstances.
Yes
Paragraph (E) of clause 3.2 of the Overdrafts Supplemental Agreement – Representation and warranty as to the ordinary business practices of businesses within the Participant’s Group having a specified effect.
Yes

IN WITNESS of which this Agreement has been entered into on the date which first appears on page 1 above.

Signed by two of The Commissioners of Her Majesty’s Treasury	) ) ) ) )	Angela Watkinson ANGELA WATKINSON 18/8/11	(sign) (print) (dated)

	) ) ) ) )	J Duddrige J DUDDRIDGE 18/8/11	(sign) (print) (dated)

Signed for and on behalf of The Royal Bank of Scotland plc acting by its duly appointed attorney	) ) ) ) )	R Wild R D WILD 12/8/11	(sign) (print) (dated)

Signed for and on behalf of The Royal Bank of Scotland Group plc acting by its duly appointed attorney	) ) ) ) )	R Wild R D WILD 12/8/11	(sign) (print) (dated)